Exhibit 99.1

MakeMusic! Inc. Names Shuler Vice President and Chief Financial Officer

    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 25, 2004--MakeMusic! Inc. (Nasdaq:MMUS), a leader in music-education technology, announced today that it has appointed Alan Shuler as Vice President and Chief Financial Officer.
    Alan Shuler has more than 30 years of experience with large and small public and private companies and the last 12 years in a public software company. Shuler began his career at Shell Oil Company. He subsequently held a variety of leadership positions in companies, including Crocker Bank Leasing Group, where he was Vice President and Controller; Dividend Industries, Inc, where he was Executive Vice President and Chief Financial Officer; Carlson Companies, Inc, where he was President and CEO of the North American Financial Division; Corporate Financial Services, where he was President and CEO; FSI International, Inc, where he was Senior VP Finance & Administration & CFO; Astrocom Corporation, where he was Vice President & CFO. For the past twelve years he has been Vice President and Chief Financial Officer of Datakey, Inc., a public company that produces software and semiconductor-based smart card systems for Internet and network security and single sign-on solutions with sophisticated password management.
    "This is a very good time to be joining MakeMusic! and I am looking forward to contributing to the management team. With 12 months of positive operating cash flow now accomplished, the company is well positioned to leverage this success," stated Alan Shuler.
    "With Alan's experience in the software and technology markets, he will be a great addition to our team. As we continue to grow our business with our Finale(R) products and our SmartMusic(R) practice system, Alan will play a key part to moving our company toward profitability," said Bill Wolff, chief executive officer. "I look forward to working with Alan and believe he will be a major contributor to our continuing success."

    About MakeMusic! Inc.

    MakeMusic!(R) Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale(R), the world's best-selling music notation software, and SmartMusic(R), the complete music practice system that features Intelligent Accompaniment(R) and the world's largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

    CONTACT: MakeMusic! Inc., Minneapolis
             Bill Wolff, 952-906-3640
             bwolff@makemusic.com
             or
             Alan Shuler, 952-906-3690
             ashuler@makemusic.com